Pricing Term Sheet	Free Writing Prospectus
dated as of February 19, 2026	Filed pursuant to Rule 433

Supplementing the
Preliminary Prospectus Supplement dated February 19, 2026 to the
Prospectus dated February 27, 2024
Registration No. 333- 277384

$500,000,000

TPG Operating Group II, L.P.

4.875% Senior Notes due 2031

Pricing Term Sheet

February 19, 2026

The information in this pricing term sheet relates to TPG Operating Group II, L.P.’s offering of its 4.875% Senior Notes due 2031 (the “Offering”) and should be read together with the preliminary prospectus supplement dated February 19, 2026, relating to the Offering (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the related base prospectus dated February 27, 2024, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with Registration Statement No. 333-277384. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement or the accompanying prospectus. Terms not defined in this pricing term sheet have the meanings given to such terms in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	TPG Operating Group II, L.P.

Guarantors:	TPG Inc. (“TPG”) TPG Operating Group I, L.P. TPG Operating Group III, L.P. TPG Holdings II Sub, L.P.

Securities:	4.875% Senior Notes due 2031 (the “notes”)

Ranking:	Senior unsecured

Principal Amount Offered:	$500,000,000

Trade Date:	February 19, 2026

Settlement Date(1):	February 26, 2026 (T+5)

Maturity Date:	May 15, 2031

Coupon:	4.875%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2026

Benchmark Treasury:	3.750% due January 31, 2031

Benchmark Treasury Price / Yield:	100-15 3⁄4 / 3.640%

Spread to Benchmark Treasury:	+125 basis points

Re-offer Yield:	4.890%

Issue Price:	99.914% of the principal amount

Optional Redemption:

Make-Whole Call:	T + 20 basis points prior to April 15, 2031

Par Call:	On or after April 15, 2031

Day Count Convention:	30/360

Gross Proceeds:	$499,570,000

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings(2):	Moody’s: A3 / S&P: BBB+ / Fitch: A-

CUSIP / ISIN:	87268Q AA4 / US87268QAA40

Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC TPG Capital BD, LLC†

Co-Managers:

Barclays Capital Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Citizens JMP Securities, LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

SMBC Nikko Securities America, Inc.

SG Americas Securities, LLC

Standard Chartered Bank

TD Securities (USA) LLC

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Cabrera Capital Markets LLC

Siebert Williams Shank & Co., LLC

Tigress Financial Partners LLC

(1)

We expect delivery of the notes will be made against payment therefor on or about February 26, 2026, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes before the business day prior to the scheduled settlement date, by virtue of the fact that the notes initially settle in T+5, will be required to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such notes who wish to trade notes prior to such date should consult their advisors.

(2)

Note: A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization.

†	TPG Capital BD, LLC is an affiliate of TPG and will receive a portion of the gross spread as an underwriter in the sale of the notes.

The Issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting: Wells Fargo Securities, LLC toll-free at 1-800-645-3751; BofA Securities, Inc. toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any disclaimers or notices that may appear on this Pricing Term Sheet below the text of this legend are not applicable to this Pricing Term Sheet and should be disregarded. Such disclaimers may have been electronically generated as a result of this Pricing Term Sheet being sent via, or posted on, Bloomberg or another electronic mail system.